                                  EXHIBIT 6.11

                               POLITICS.COM, INC.

                ADVISORY COUNCIL ENGAGEMENT AND OPTION AGREEMENT

                               (-----------------)

         Advisory Council Engagement and Option Agreement (the "Agreement") made effective as of the ____ day of _____________, 1999 between Politics.com, Inc., a Delaware corporation (the "Corporation"), and _____________________ (the "Advisor"), a member of one of the Corporation's Advisory Councils.


                              W I T N E S S E T H:

         WHEREAS, the Corporation and the Advisor desire to enter into an agreement whereby the Advisor will serve as a member of one of the Corporation's Advisory Councils and the Corporation will grant the Advisor an option to purchase shares of the Common Stock, $.00001 par value, of the Corporation (the "Stock"),

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Advisor agree as follows:

         1.       ADVISORY COUNCIL ENGAGEMENT.

         Subject to the terms and conditions contained in this Agreement, the Corporation hereby appoints the Advisor as a member of the Corporation's Advisory Council for an initial term of two years, and the Advisor hereby accepts such appointment. At the Corporation's election, the Corporation may renew the Advisor's appointment for additional two year terms, upon written notice to the Advisor given at least thirty days prior to the expiration of the initial term or any renewal term.

         2.       RESPONSIBILITIES OF ADVISOR.

         The Advisor shall provide such consulting services to the Corporation concerning the Corporation's Web Site and related matters, as the Corporation may reasonably request. Without limiting the generality of the foregoing, the Advisor shall view and critique the Corporation's Web Site on a regular basis, provide guidance on issues relevant to the Corporation and provide the Corporation with ideas to enhance its Web Site. Further, the Advisor shall, at the Corporation's request, use his/her best efforts to attend up to two meetings per year.


                                   III-33

         3.       COMPENSATION TO ADVISOR.

         As full compensation to the Advisor for services to be rendered to the Corporation, pursuant to the terms and conditions of the Corporation's 1999 Advisory Council Stock Option Plan (the " 1999 Plan") and this Agreement, the Corporation hereby grants to the Advisor an option ("Option") to purchase, as provided in Section 5 hereof, all or any part of a total of 10,000 shares of Stock (the "Option Shares"). The Corporation shall reimburse the Advisor for out of pocket expenses reasonably incurred by the Advisor in connection with rendering services to the Corporation hereunder, provided that any expense over $250 shall be subject to prior approval by the Corporation, and, provided further, that the Advisor shall provide reasonable documentation of all reimbursable expenses.

         4.       PURCHASE PRICE.

         The price at which the Option Shares may be purchased shall be $__________ per share (the "Option Exercise Price"). This price is not less than the par value of the Stock.

         5.       EXERCISE OF OPTION.

         Subject to the provisions of Section 6, the purchase rights with respect to the 10,000 Option Shares shall be exercisable as follows: 2,000 shall be immediately exercisable, and the remaining 8,000 shall become exercisable in four (4) equal semi-annual installments commencing six (6) months from the date hereof.

Notwithstanding any provision of this Option to the contrary, in no event may this Option be exercised after 10 years from the date of this Option (the "Expiration Date").

         6.       TERMINATION OF RELATIONSHIP.

         The Corporation shall have the right to terminate this Agreement if the Advisor is not fulfilling his/her obligations under this Agreement, as determined by the Corporation. If the Advisor's relationship with the Corporation is terminated, as determined by the Corporation, then this Option may be exercised as to all shares with respect to which Advisor could exercise this Option on the date of vesting under Section 5 next succeeding the date of termination of the relationship, and which shares have not been previously purchased, until the earlier of Expiration Date, or:

                         (i) in the case of termination by reason of death or Permanent Disability, one year after termination of the relationship, or

                         (ii) in the case of any other termination, other than termination for cause, three months after the termination of the relationship.

Notwithstanding the foregoing, in the case of termination for cause, the ability to exercise this option may be terminated on such earlier date as the Corporation may specify, and such date may be set so as to prevent the Advisor from further exercising any portion of this Option.

         7.       NONTRANSFERABILITY; PERSONS ABLE TO EXERCISE.

         The Option may not be transferred other than by will or the laws of descent and distribution. During the life of the Advisor, only the Advisor may exercise this Option. If the Advisor dies while still employed by the Corporation, or during the periods specified in Section 6, this Option may

                                     III-34
be exercised by his executors, administrators, legatees or distributees, provided that such person or persons comply with the provisions of this Option applicable to the Advisor.

         8.       METHOD OF EXERCISING OPTION.

         The Option may be exercised, in whole or in part, by written notice to the Corporation, containing an executed Notice of Exercise in the form of Attachment A, provided that the Corporation, in its discretion, may modify or augment these requirements as provided in Section 11 of this Option, or where appropriate because a person other than the Advisor is exercising the Option pursuant to Section 7. The written notice specified in this Section must be accompanied by payment of the Option Exercise Price for the shares being purchased. Payment shall be made in cash, unless the Corporation, in its sole discretion, authorizes payment to be made in shares of the Corporation, other property, or a combination of such shares, other property and cash. As soon as practical after receipt of this notice and payment, the Corporation shall deliver a certificate or certificates representing the purchased shares registered in the name of the person or persons exercising this Option. In the event this Option is exercised by any person other than the Advisor, the notice shall be accompanied by appropriate proof of the right of such person to exercise this Option. All shares purchased upon the exercise of this Option and payment of the full Option Exercise Price will be fully paid and nonassessable.

         9.       STOCK ADJUSTMENTS.

         If there shall be any change in the Stock through merger, consolidation, reorganization, recapitalization, or other change in the corporate structure of the Corporation, appropriate adjustments in the Option Exercise Price and total number and kind of shares subject to this Option shall be made by the Corporation as provided in the 1999 Plan.

         10.      NO RIGHTS OTHER THAN THOSE EXPRESSLY CREATED.

         Neither this Option nor any action taken hereunder shall be construed as (i) giving the Advisor any right to be retained in the employ of, or continue to be affiliated with, the Corporation, (ii) giving the Advisor any equity or interest of any kind in any assets of the Corporation, or (iii) creating a trust of any kind or a fiduciary relationship of any kind between the Advisor and the Corporation. As to any claim for any unpaid amounts under this Option, any person having a claim for payments shall be unsecured creditor. The Advisor shall not have any of the rights of a stockholder with respect to any Option Shares until such time as this Option has been exercised and Option Shares have been issued.

         11.      COMPLIANCE WITH LAWS.

                  (a) WITHHOLDING OF TAXES. Pursuant to applicable federal, state, local or foreign laws, the Corporation may be required to collect or withhold income or other taxes from Advisor upon the grant of this Option, the exercise of this Option, or at some other time. The Corporation may require, as a condition to the exercise of this Option, or demand, at such other time as it may consider appropriate, that the Advisor pay the Corporation the amount of any taxes which the Corporation may determine is required to be collected or withheld, and the Advisor shall comply with the requirement or demand of the Corporation.

                  (b) SECURITIES LAW COMPLIANCE. Upon exercise (or partial exercise) of this Option, the Advisor shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation to issue or transfer the Option Shares in compliance with the provisions of applicable federal or state securities laws. The Corporation, in its


                                     III-35
discretion, may postpone the issuance and delivery of Option Shares upon any exercise of this Option until completion of such registration or other qualification of such shares under any federal or state laws, or stock exchange listing, as the Corporation may consider appropriate. The Corporation may require that prior to the issuance or transfer of Option Shares upon exercise of this Option, the Advisor enter into a written agreement to comply with any restrictions on subsequent disposition that the Corporation deems necessary or advisable under any applicable federal and state securities laws. Certificates of Stock issued hereunder shall be legended to reflect such restrictions.

                  (c) GENERAL. No Option Shares shall be issued upon exercise of this Option unless and until the Corporation is satisfied, in its sole discretion, that there has been compliance with all legal requirements applicable to the issuance of such Option Shares.

         12.      NON DISCLOSURE.

         The Advisor acknowledges that the Corporation has developed certain innovations, designs and sales, marketing and business strategies related to its business and Web Sites and in connection therewith has developed and uses certain confidential and proprietary information (hereinafter the "Confidential Information") concerning all supporting and related technology, know how, trade secrets, formulae, processes, methods, specifications, administrative, marketing and financial activities, including sales, marketing and business plans, models and strategies, cost and financial data, and customer and supplier names, and related tangible and intangible property rights. Advisor agrees that the Confidential Information disclosed in any medium of expression by the Corporation to Advisor will be received and held in confidence by Advisor and will be used by Advisor for the sole purpose of rendering services to the Corporation hereunder. Advisor will take all necessary measures to safeguard the Confidential Information. Advisor shall not copy or duplicate any documentation relating to the Confidential Information and shall not disclose any part of the Confidential Information to any third party or otherwise use the Confidential Information for its own benefit or the benefit of any third party. Upon request of the Corporation, Advisor shall promptly deliver to the Corporation any and all documentation of the Confidential Information and any and all documents, letters, records, notebooks, and all other tangible and intangible materials and all copies thereof which contain any such information then in Advisor's possession or under its control. Advisor acknowledges and agrees that the Corporation shall not have an adequate remedy at law in the event of a breach of this Agreement by Advisor, that the Corporation will suffer irreparable damage and injury if Advisor breaches any provision of this Agreement, and that if Advisor violates any of the provisions of this Agreement, the Corporation, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Advisor from committing or continuing any violation of this Agreement.

         13.      COVENANT NOT TO COMPETE.

                  (a) For a period commencing on the date hereof and ending upon the expiration of a period of six (6) months from the termination of the Advisor's relationship with the Corporation either as a consultant or as an employee (the "Noncompetition Period"), the Advisor shall not, directly or indirectly, whether as owner, part-owner, security holder, investor, creditor, guarantor, surety, trustee, partner, shareholder, director, officer, consultant, agent, employee, or otherwise, or through any person or entity, including as a passive stockholder, partner or beneficial owner, have any interest in, consult with, become an employee or independent contractor of, or in any way aid or assist any competitor of the Corporation, or any of its affiliates or other business entities that are either controlled by, controlling or under common control with the Corporation, now or hereafter existing (each an "Affiliate" and collectively the "Affiliates"), or any successor or assign of the Corporation (a "Successor"), or engage or


                                     III-36
attempt to engage in any employment, independent contracting, consulting or other business activity, which activity competes, directly or indirectly, with the Business (defined below) of the Corporation, any Affiliate or any Successor anywhere within the continental United States. For purposes of this Agreement, the term "Business" shall mean activities related to the Corporation's Internet business, and any other businesses currently conducted, or conducted by the Corporation at any time during the Advisor's employment with the Corporation, or which may reasonably be expected to be conducted in the future by the Corporation or its Affiliates or its Successors. The Advisor acknowledges that his/her participation in the conduct of any such business alone or with any person will materially impair the Business and prospects of the Corporation and its Affiliates.

                  (b) In addition to and without limiting the foregoing, during the term of the Noncompetition Period, the Advisor shall not attempt to or assist any other person in attempting to do any of the following : (i) encourage any customer, client, supplier or other business relationship of the Corporation or any Affiliate or any former customer, client, supplier or other business relationship of the Corporation or any Affiliate, to terminate or adversely alter such relationship, whether contractual or otherwise, to the disadvantage of the Corporation or any Affiliate, as the case may be; (ii) encourage any prospective customer, client, supplier or other business relationship of the Corporation or any Affiliate not to enter into a business relationship with the Corporation or any Affiliate; (iii) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Corporation or any Affiliate and any customer, client, supplier or other business relationship of the Corporation or any Affiliate; or (iv) participate, directly or indirectly, whether as owner, part-owner, security holder, investor, creditor, guarantor, surety, trustee, partner, shareholder, director, officer, consultant, agent, employee, or otherwise, in any business which is a customer, client, supplier or other business relationship of the Corporation or any Affiliate. In addition to and without limiting the foregoing, during the Noncompetition Period, the Advisor shall not solicit, hire, attempt to hire, or assist any other person in attempting to hire, any person who is then or who has been within the preceding five years a director, officer, employee, or agent of the Corporation or any Affiliate, or encourage any such person to terminate such relationship with the Corporation or any Affiliate, as the case may be.

         14.      SEVERABILITY.

         The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

         15.      MISCELLANEOUS.

                  (a) PROVISIONS OF THE PLAN. The Option hereby granted is expressly subject to all of the terms and conditions contained in this Agreement and in the 1999 Plan, and the 1999 Plan is hereby incorporated herein by reference. All capitalized terms not defined in this Agreement have the meanings specified in the 1999 Plan. This stock option is not intended to be an Incentive Stock Option, as that term is described in Section 422 of the Internal Revenue Code of 1986, as amended.

                  (b) DISCRETION OF THE COMMITTEE. Unless otherwise explicitly provided, the Committee, as defined in the Plan, shall make all determinations required to be made hereunder, including


                                     III-37
determinations required to be made by the Corporation, and shall interpret all provisions of this Agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive on the Corporation and the Advisor. The Committee, in its sole discretion, is authorized to accelerate the time at which this Agreement may be exercised.

                  (c) RESERVATION OF SHARES. During the term of this Agreement, the Corporation shall at all times reserve and keep available shares of Stock sufficient to satisfy the requirements of this Agreement.

                  (d) AMENDMENT. This Agreement may only be modified or amended by a writing signed by both parties.

                  (e) NOTICES. Any notices required to be given under this Agreement shall be sufficient if in writing and if hand-delivered or if sent by first class mail and addressed as follows:

                  if to the Corporation:

                  Politics.com, Inc.
                  The Baer Building
                  2530 South Rural Road
                  Tempe, AZ  85282

                  if to the Advisor:

                  -----------------
                  -----------------
                  -----------------

or to such other address as either party may designate under the provisions hereof.

                  (f) SUCCESSORS AND ASSIGNS. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. The Advisor may not assign his/her rights or obligations under this Agreement, as the Corporation has entered into this Agreement in reliance on the personal qualities and skills of Advisor.

                  (g) APPLICABLE LAW. All rights and obligations under this Agreement shall be governed by the laws of the State of Delaware.

                  (h) PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are for convenience or reference, and are not to be construed as part of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal effective as of the date written on the first page of this Agreement.

                                            Politics.com, Inc.

                                            By:
                                               ------------------------------
                                               Marc Jacobson, President

                                               ------------------------------
                                               Name
                                                    ---------------------


                                     III-38

                                  ATTACHMENT A

                               NOTICE OF EXERCISE

Politics.com, Inc.
The Baer Building
2530 South Rural Road
Tempe, AZ  85282


ATTENTION:  TREASURER


Gentlemen:


         Pursuant to our Advisory Council Engagement and Option Agreement dated as of ___________, I hereby elect to exercise this Option to the extent indicated:

         Number of Shares        Per Share        Total
         Which I Elect to    x   Price        =   Price
         Purchase

               __________    x   _________    =   ______

         Enclosed with this letter is full payment of the total price of the shares described above in the following form:

         (1) a check in the amount of $____________ payable to the order of the Corporation; and/or [if authorized by the Corporation]

         (2) shares of Stock of the Corporation properly endorsed and having a fair market value equal to $___________________.

         Kindly issue a certificate or certificates to me representing the shares which I am acquiring by this exercise, and deliver it to the address provided above.

                                                     Very truly yours,



                                                    ------------------------


                                     III-39